Exhibit 99.1

MURPHY OIL ANNOUNCES ACQUISITION OF PROPERTY

FOR MURPHY USA GASOLINE STATIONS

EL DORADO, Arkansas, May 3, 2007 – Murphy Oil Corporation (NYSE:MUR) announced today that its wholly owned subsidiary, Murphy Oil USA, Inc. (Company), has entered into an Agreement with Wal-Mart Stores, Inc. and subsidiaries to purchase parcels of property which the Company currently leases from Wal-Mart for its Murphy USA® retail gasoline stations.

Murphy USA’s retail presence currently covers twenty-one states primarily in the Southeast and upper Midwest. As a result of this transaction, capital expenditures for the Company are expected to increase by up to approximately $315 million during the 2007/2008 period.

Under the terms of the Agreement, the conveyance of the parcels will occur in multiple phases over the next year. Expansion of the Murphy USA program will continue with additional opportunities to purchase new site locations in the future. In conjunction with this agreement, the Company plans to close up to 47 locations and incur after-tax impairment and restoration costs of approximately $18 million in the second quarter of 2007 which was not included in previously issued earnings guidance.

Claiborne P. Deming, Murphy Oil Corporation’s President and Chief Executive Officer, commented, “The purchase of these parcels reflects our commitment to sustaining the longevity of these very productive assets. We look forward to continuing our association with Wal-Mart as we expand our station base in the future while adhering to our strategy of offering high quality, competitively priced gasoline to our customers.”

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

#####